Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon raises outlook after Q2 2023 revenue grows 31% to $375 million

●	Axon Cloud & Services revenue of $133 million up 62% year over year
●	Annual recurring revenue grows 52% to $559 million
●	Net income of $12 million supports Adjusted EBITDA of $82 million
●	Full year revenue outlook raises to $1.51 billion to $1.53 billion, or approximately 27% to 29% annual growth; maintains 20% full year Adjusted EBITDA margin guidance

Fellow shareholders,

Axon delivered a strong first half of 2023 supported by robust demand across our product portfolio, with notable strength in Axon Cloud & Services. We achieved second quarter annual revenue growth of 31% alongside our sixth consecutive quarter of GAAP profitability.

Axon Cloud & Services grew 62% year over year, highlighting the powerful market appetite for our cloud platform and premium bundles. We drove this growth through both signing on new customers as well as expanding services to existing customers. Net revenue retention increased to 122% from 121% last quarter. As a reminder, net revenue retention (“NRR”) measures our ability to grow with our existing Software-as-a-Service (“SaaS”) customers. NRR compares the revenue contribution of our year-ago SaaS cohort with their revenue contribution today. We want to highlight that even with this continued strong growth, the penetration rate of our Officer Safety Plan (“OSP”) bundles is less than 20% relative to our potential state and local law enforcement install base in the U.S.(1)

We are pleased to update our full year outlook to about 28% revenue growth at the midpoint and maintain our Adjusted EBITDA margin guidance of 20%. Our updated outlook reflects increased visibility after the successful launch of two new products, TASER 10 and Axon Body 4, as well as continued momentum in Fleet cameras and software. We commit to long term subscription contracts with our customers that allow us to execute on our goals to drive growth and improve profitability.

Looking further ahead

Innovation has always been core to our DNA. What sets us apart is our relentless drive to power adoption of disruptive technology. Six years ago, we published a vision video with the idea that artificial intelligence could one day extract key information from body camera videos, which together with a brief oral description from the officer, could be used to write the police report for that officer. That vision seemed like science fiction to some at the time. And yet it was part of our thesis and our focus as we built Axon’s cloud infrastructure over the past decade.

Today, Axon Evidence is the world’s leading repository of law enforcement data, and our customers already count on us to deliver a growing suite of productivity tools. Because of the foundational network we have built, we believe we are best positioned to adapt generative AI for law enforcement use — building products right into the cloud-enabled software that customers already know well and enjoy. We will share more about our plans over the next year.

We began building AI-enabled technology into our products in 2017 and AI now powers our transcription, video redaction, and automated license plate recognition (“ALPR”) products, to name a few. We believe that our investments in generative AI-enabled tools will expand our lead. We see opportunity to make our public tax dollars more efficient, as well as improve law enforcement recruiting and retention, by automating mundane, time-consuming tasks. We are developing new data applications that will save our customers time while helping to ensure accuracy and justice.

(1) Based on a potential domestic state and local government install base of 706,555 sworn officers, according to data from the U.S. Census Bureau’s State and Local Employment and Payroll Data as of June 2023.

Select Highlights:

Products & Customers

TASER 10 is off to a strong start and is gaining market momentum. We began shipping in Q1 2023 and have seen a steady increase in orders. TASER 10 drove year over year growth in our TASER business while TASER 7 revenue remained stable quarter over quarter and year over year. Customer feedback has been fantastic with more trials underway and successful de-escalations happening in the field.

TASER 10 is a generational advancement in TASER technology. It sets up a multi-year growth opportunity in our TASER segment and supports our moonshot goal to reduce gun deaths between police and the public.

Axon Body 4 began shipping at the end of June and we are pleased to see our customers in the renewal stage opting for this new generation of body cameras. The new camera allows for more use cases with Axon Respond, which is a growing product line in our Axon Cloud & Services business. Axon Respond enables live streaming and two-way voice communications through our body cameras. We have seen an uptick in customers buying our premium bundle offerings that include software features to fully unlock the power of Axon Body 4, which we believe is an example of our hardware product innovation driving adoption of our premium software.

We expect Axon Body 4 to drive the majority of our body camera shipment volumes in the second half of 2023.

Axon Cloud & Services

Digital evidence management remains our core SaaS business and drives our growth. Our cameras and sensors, including each generation body camera, Axon Fleet in-car camera, and latest generation of TASER products, are sold alongside subscriptions to our digital evidence management platform. This platform includes a wide range of key add-ons that customers can buy both à la carte and as part of our bundles. Over 50% of the growth in our Axon Cloud software business year over year was driven by digital evidence management licenses associated with our domestic body camera base.

Real-time operations software is a growing product category that unlocks the full potential of our integrated hardware and software product bundles for our customers. Our real-time operations software includes features such as Axon Respond, which enables live streaming and two-way voice communications in our body cameras, as well as officer geolocation for central command. It also includes our emerging Dispatch product suite. Revenue associated with our real-time operations product portfolio grew more than 50% year over year in the quarter.

Productivity software is an emerging product category that builds upon hours of video data to save officer time spent on documentation. Productivity software features such as Axon Records and Transcription are included in our premium Officer Safety Plan bundles. Within this category, we also sell Axon Standards, an enhanced component of our Records solution that drives efficiency in reporting for high-risk officer events, such as use of force, and affords better data management. We now have 66 agencies with over 21,000 sworn officers live on our Records solution, including 19 agencies that are already using our product to replace their legacy records management systems. Revenue associated with these products more than tripled year over year.

Axon Public Safety Technology Roadshow migrates to Europe

Over the past two years, Axon has hosted one of public safety’s largest roadshows in the United States and Canada. Our customer-focused roadshow began in 2021 with Axon trailers visiting the 48 contiguous United States, as well as stops in Canada, to provide demonstrations of the latest public safety technology.

In 2023, the roadshow is expanding to England, Wales, France, Spain, Portugal, Italy, Germany, and Belgium, showcasing the global adoption potential of our technology. The tour kicks off this month and will run through late November. Each stop is designed to recognize and celebrate Axon's global customers with localized content, hands-on product demonstrations, networking and public safety appreciation.

Sky-Hero Acquisition

During the second quarter, we made the strategic acquisition of Sky-Hero, a Brussels-based innovator in drones and ground-based vehicles, primarily focused on indoor tactical use cases. Robotic security is an increasingly important category for law enforcement and we believe this acquisition puts us squarely on the leading edge of this growing space. We do not expect Sky-Hero to have a meaningful impact to revenue or profit this year.

Sky-Hero robots are currently used by elite tactical teams at leading law enforcement and military agencies around the world. Sky-Hero complements Axon’s category investments to date, allowing us to continue to develop a foundational platform for this increasingly important de-escalation category. At the core of our efforts lies our conviction that technology enables de-escalation to avoid lethal force. The addition of Sky-Hero underscores Axon’s mission to protect life — bringing expanded capabilities that advance our moonshot goal to reduce gun-related deaths between police and the public by 50% in the next decade.

How we think about growth in any macro environment

We are often asked about Axon’s growth opportunities in the context of customer budgets. Throughout Axon’s history, our teams have focused on delivering value that generates a clear return on investment and justifies the cost for our customers. We bring new products to market, create new budget categories, and displace legacy areas of inefficient spend.

Today, Axon accounts for less than 1% of overall spending on policing within the United States state and local public safety markets(1). And our contracts often comprise less than 1% of our customers’ total budgets. We have seen examples where our contracts account for closer to 2% to 3% of a customer’s total budget. We believe this highlights we have the ability to gain wallet share as customers see increasing value from what we can deliver as part of our premium Officer Safety Plan bundles, Axon Fleet in-car camera systems, our VR training platform and more. Opportunities for customer upgrades are found through recognizing areas where our services increase efficiency.

We believe this points to our opportunity to expand within the bounds of customer budgets on a sustainable basis. We have not positioned ourselves purely to take advantage of healthy budget cycles, but rather to build a compounding business model that we believe positions us to consistently grow in any budgetary environment, with technology playing an increasingly important role. When we drive efficiencies and deliver better products, our customers win.

Finally, not only are our products mission critical, but we are more diversified than ever in terms of end user base and market. We are diversifying into new markets by adding new types of customer profiles, or users, and by adding to our core customer base. We think of those core customers as falling into roughly four categories of funding sources: U.S. state and local governments, the U.S. federal government, international government customers, and commercial enterprises. Simultaneously, the types of customers who find value in our product offerings are expanding beyond law enforcement to include attorneys, fire and EMS personnel, corrections and the U.S. military.

(1) Axon trailing 12-month United States revenue compared with U.S. Census Bureau estimates of state and local police protection spending of $135 billion.

Management Promotions

We continue to enhance our leadership structure to support our long-term success. In June, we made two significant promotions within our executive team that we believe position Axon for multiple years of dynamic and profitable growth.

Josh Isner, President

Josh Isner became President of Axon, effective June 28. He will maintain responsibility for driving execution and growth — including top line performance as well as global expansion into new markets and new product categories — and managing other day-to-day functions. Josh is a keen operational leader who drives discipline and prioritization across the business, and ensures that Axon is aggressively pursuing our total addressable market opportunity, supported by a world class team.

Brittany Bagley, COO & CFO

Brittany Bagley now serves as Axon’s Chief Operating Officer and Chief Financial Officer. In her expanded role, Brittany is responsible for further integrating Axon’s financial functions with its operations, including manufacturing and supply chain, and driving operational improvements to contribute to the strength of Axon’s income statement, balance sheet and cash flows, including more streamlined management of cost of goods sold, inventory and working capital.

Summary of Q2 2023 results

●	Quarterly revenue of $375 million grew 31% year over year, exceeding our expectations, driven by strength in Axon Cloud software, Axon Fleet and the initial ramp of our TASER 10 platform.
●	Total company gross margin increased sequentially to 62.0%, primarily reflecting business mix from software. As we noted in May, we would expect full year gross margin to remain approximately flat or improve only modestly from Q1 2023 levels, as the remainder of the year reflects continued professional services related to Fleet 3, as well as continuing to ramp Axon Body 4 and TASER 10.

●	Operating profit was $40 million. Operating expenses of $192 million in the quarter included $30 million in stock-based compensation expenses.
o	SG&A expense of $120 million, 32.0% of revenue, included $14.9 million in stock-based compensation expenses.
o	R&D expense of $72 million, 19.2% of revenue, included $15.3 million in stock-based compensation expenses.
●	Net income of $12 million (3.3% net income margin), or $0.16 per diluted share, supported non-GAAP net income of $84 million, or $1.11 per diluted share.
o	Non-GAAP net income excludes gains and losses related to our strategic investments and includes favorable discrete income tax benefits from the vesting of the final two tranches of our eXponential Stock Performance Plan (“XSPP”) program during the second quarter.
●	Adjusted EBITDA of $82 million reflected a margin of 22.0%.
o	Adjusted EBITDA margin expanded 460 basis points year over year driven by strong gross margins and operating leverage.
o	Both Non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains or losses related to our strategic investment portfolio.
●	Operating cash flow of $43 million in Q2 2023 supported free cash flow of $29 million and adjusted free cash flow of $34 million.
●	As of June 30, 2023, Axon had $1.08 billion in cash, equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $395 million, up $15 million sequentially.

Financial commentary by segment:

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 JUN 2023	31 MAR 2023	30 JUN 2022	QoQ		YoY
	(in thousands)
Axon Cloud and Services revenue (1)	$132,637	$116,453	$81,697	13.9%		62.4%
Axon Cloud and Services gross margin	69.7%	73.2%	70.4%	(350)	bp	(70)	bp

Sensors and Other revenue	$87,558	$92,308	$68,330	(5.1)%		28.1%
Sensors and Other gross margin	52.9%	38.2%	42.9%	1,470	bp	1,000	bp

(1)The TASER segment includes Cloud and Services revenue, which is not broken out here.
●	Axon Cloud & Services revenue growth of 62% reflects growing demand for our premium Officer Safety Plan integrated bundles. Our core domestic digital evidence management business remains the primary driver of Axon Cloud growth, supplemented by growth in Axon Fleet associated digital evidence management licenses, real-time operations solutions, and productivity software.
●	Axon Cloud & Services gross margin of 69.7% decreased year over year due to increased mix from professional services tied to installations of Fleet 3. Software-only gross margin in this segment, most of which is annually recurring and includes cloud storage and compute costs, increased year over year and exceeded our software gross margin target of 80%. We have revised the name for this revenue category to reflect the fact that it primarily includes recurring SaaS software, and professional services revenue for both hardware installations and enterprise software integrations and deployments.

●	Sensors & Other revenue growth of 28% year over year was driven by strength in shipments of Axon Fleet 3 in-car cameras. Axon Fleet Systems revenue more than doubled year over year.
●	The increase in Sensors & Other gross margin resulted from a decrease in manufacturing overhead allocation, an improvement in Fleet 3 gross margins due to higher volume driving better fixed-cost absorption, and a favorable non-recurring cost adjustment. As a reminder, our Sensors & Other segment is a leading driver of our growing installed base of devices that correspond with high margin Axon Cloud software revenue licenses.

TASER

	THREE MONTHS ENDED			CHANGE
	30 JUN 2023	31 MAR 2023	30 JUN 2022	QoQ		YoY
	(in thousands)
Revenue	$154,410	$134,282	$135,586	15.0%		13.9%
Gross margin	60.5%	62.2%	64.3%	(170)	bp	(380)	bp

●	TASER segment revenue growth of 14% was driven by the initial ramp of our TASER 10 platform. TASER 10 platform revenue contribution was incremental to TASER segment revenue year over year, partially offset by a decline in legacy TASER X-series products. TASER 7 revenue remained stable quarter over quarter and year over year, and remains the largest contributor to our TASER segment.
●	TASER segment gross margin of 60.5% decreased 170 bps sequentially as a result of initial shipments of TASER 10 as well as an increase in manufacturing overhead allocated to TASER as a result of ramping TASER 10. We expect TASER segment gross margins to improve gradually as we ramp our TASER 10 shipment volumes and increase automation.

Forward-looking performance indicators

	30 JUN 2023	31 MAR 2023	31 DEC 2022	30 SEP 2022	30 JUN 2022
	($ in millions)
Annual recurring revenue (1)	$559	$520	$473	$403	$368
Net revenue retention (1)	122%	121%	121%	120%	119%
Total company future contracted revenue (1)	$5,227	$4,778	$4,647	$3,730	$3,330

(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (“ARR”) grew 52% year over year to $559 million, bolstered by sales of our premium bundles, which have increased as a percentage of our overall bookings over the past two years.
●	Net revenue retention was 122% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling, which include a variety of premium software options. This SaaS metric excludes the hardware portion of customer subscriptions.
●	Total company future contracted revenue grew to $5.2 billion. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years. This metric is also known as “remaining performance obligations.”

2023 Outlook

The following forward-looking statements reflect Axon expectations as of August 8, 2023, and are subject to risks and uncertainties.

●	Axon’s full year 2023 revenue expectation has improved to a range of $1.51 billion to $1.53 billion, reflecting approximately 27% to 29% growth year over year. Previously, Axon had guided to a full year 2023 revenue range of $1.44 billion to $1.46 billion, reflecting approximately 21% to 23% growth year over year.

o	Our updated outlook reflects increased visibility and confidence upon the successful market introduction of two new products, TASER 10 and Axon Body 4, as well as continued momentum in Fleet cameras and software.
●	We are maintaining our expectation for Adjusted EBITDA margin of 20% in 2023. This reflects an increase in implied Adjusted EBITDA dollars to a range of $302 million to $306 million, compared with the prior implied guidance range of $288 million to $292 million.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expenses to be approximately $140 million for the full year. Because our stock-based compensation expenses may vary based on changes in the share price or the actual timing of attainment of certain metrics, it is inherently difficult to forecast future stock-based compensation expense, which may also be materially affected by any future stock-based compensation plans, subject to shareholder approval.
●	We expect 2023 CapEx to be in the range of $50 million to $65 million, in line with our prior guidance. Our 2023 CapEx plans include investments in TASER 10 automation and capacity expansion, including cartridge capacity and lab enhancements and global facility build-out and upgrades, including warehousing support for global shipping facilities.

Thank you for investing in our mission.

-The Axon team

Quarterly conference call and webcast

We will host our Q2 2023 earnings conference call webinar on Tuesday, August 8, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com, or can be accessed directly via axon.zoom.us/j/94352515522

Statistical Definitions

Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty, and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (“SEC”).

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of June 30, 2023. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, realized and unrealized gains/losses on strategic investments and marketable securities and certain other pre-tax items (identified and listed below in the reconciliation).
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; realized and unrealized gain/losses on strategic investments and marketable securities; loss on impairment; costs related to strategic investments and business acquisitions;

costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus and bond premium amortization.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, commercial enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Body, Axon Fleet, Axon Records, Axon Respond, TASER, TASER 7, TASER 10, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; including statements related to our user base and customer profiles; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of, research and development investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; the impact on our investment portfolio of changes in interest rates; our potential use of foreign currency forward and option contracts; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2023 full year revenue, stock-based compensation expense, adjusted EBITDA, adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2022. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of product mix on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair value or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Quarterly Report on Form 10‑Q for the quarter ended March 31, 2023 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which we expect to be available on August 8, 2023, list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them in Part II, Item 1A under the heading “Risk Factors” in our Quarterly Reports on Form 10‑Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Axon v. FTC

The case has been remanded to the District of Arizona (Case No. 2:20-cv-00014-DWL) following Axon’s April 14, 2023 unanimous U.S. Supreme Court victory allowing Axon’s constitutional challenges to the Federal Trade Commission’s structure to proceed in Federal court (No. 21-86). Axon anticipates briefing on the merits of its constitutional claims to proceed throughout the remainder of 2023.

The FTC’s administrative action (No. D9389) regarding Axon’s 2018 purchase of insolvent body-worn camera competitor Vievu LLC remains stayed. However, on June 20, 2023, the FTC withdrew the administrative case from adjudication to facilitate discussion regarding the proper resolution of the case. As always, we are open to evaluating strategic alternatives to litigation if achievable on terms agreeable to the FTC and Axon, and determined to be in the best interests of shareholders and customers.

Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2023	31 MAR 2023	30 JUN 2022	30 JUN 2023	30 JUN 2022
Net sales from products	$233,474	$219,389	$200,051	$452,863	$376,255
Net sales from services	141,131	123,654	85,562	264,785	165,784
Net sales	374,605	343,043	285,613	717,648	542,039
Cost of product sales	101,192	107,584	87,502	208,776	166,854
Cost of service sales	41,292	31,357	24,148	72,649	45,483
Cost of sales	142,484	138,941	111,650	281,425	212,337
Gross margin	232,121	204,102	173,963	436,223	329,702
Operating expenses:
Sales, general and administrative	119,922	116,567	95,005	236,489	185,134
Research and development	71,940	70,927	57,547	142,867	105,963
Total operating expenses	191,862	187,494	152,552	379,356	291,097
Income from operations	40,259	16,608	21,411	56,867	38,605
Interest and other income (loss), net	(52,368)	25,276	47,026	(27,092)	102,325
Income (loss) before provision for income taxes	(12,109)	41,884	68,437	29,775	140,930
Provision for (benefit from) income taxes	(24,529)	(3,255)	17,475	(27,784)	35,097
Net income	$12,420	$45,139	$50,962	$57,559	$105,833
Net income per common and common equivalent shares:
Basic	$0.17	$0.62	$0.72	$0.78	$1.49
Diluted	$0.16	$0.61	$0.71	$0.77	$1.46
Weighted average number of common and common equivalent shares outstanding:
Basic	74,224	72,638	71,040	73,435	70,995
Diluted	75,780	73,880	72,283	74,834	72,316

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 JUN 2023			31 MAR 2023			30 JUN 2022
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$145,916	$87,558	$233,474	$127,081	$92,308	$219,389	$131,721	$68,330	$200,051
Net sales from services (2)	8,494	132,637	141,131	7,201	116,453	123,654	3,865	81,697	85,562
Net sales	154,410	220,195	374,605	134,282	208,761	343,043	135,586	150,027	285,613
Cost of product sales	59,968	41,224	101,192	50,583	57,001	107,584	48,463	39,039	87,502
Cost of service sales	1,085	40,207	41,292	180	31,177	31,357	—	24,148	24,148
Cost of sales	61,053	81,431	142,484	50,763	88,178	138,941	48,463	63,187	111,650
Gross margin	93,357	138,764	232,121	83,519	120,583	204,102	87,123	86,840	173,963
Gross margin %	60.5%	63.0%	62.0%	62.2%	57.8%	59.5%	64.3%	57.9%	60.9%

Research and development	14,376	57,564	71,940	16,080	54,847	70,927	13,316	44,231	57,547

	SIX MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2023			30 JUN 2022
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$272,997	$179,866	$452,863	$242,875	$133,380	$376,255
Net sales from services (2)	15,695	249,090	264,785	7,071	158,713	165,784
Net sales	288,692	428,956	717,648	249,946	292,093	542,039
Cost of product sales	110,551	98,225	208,776	89,088	77,766	166,854
Cost of service sales	1,265	71,384	72,649	—	45,483	45,483
Cost of sales	111,816	169,609	281,425	89,088	123,249	212,337
Gross margin	176,876	259,347	436,223	160,858	168,844	329,702
Gross margin %	61.3%	60.5%	60.8%	64.4%	57.8%	60.8%

Research and development	30,456	112,411	142,867	23,212	82,751	105,963

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

AXON ENTERPRISE, INC.

SALES BY PRODUCT AND SERVICE

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	30 JUN 2023		31 MAR 2023		30 JUN 2022
TASER segment:
TASER Devices (Professional)	$84,975	22.7%	$67,472	19.7%	$70,313	24.6%
Cartridges	48,425	12.9	46,800	13.6	49,845	17.5
Axon Evidence and Cloud Services	8,494	2.3	7,201	2.1	3,720	1.3
Extended Warranties	7,715	2.0	7,670	2.2	7,459	2.6
Other (1)	4,801	1.3	5,139	1.5	4,249	1.5
Total TASER segment	154,410	41.2	134,282	39.1	135,586	47.5
Software and Sensors segment:
Axon Body Cameras and Accessories	32,781	8.8	38,797	11.3	33,938	11.9
Axon Fleet Systems	35,960	9.6	32,972	9.6	15,881	5.5
Axon Evidence and Cloud Services	132,102	35.3	118,314	34.5	81,911	28.7
Extended Warranties	15,166	4.0	14,085	4.1	12,498	4.4
Other (2)	4,186	1.1	4,593	1.4	5,799	2.0
Total Software and Sensors segment	220,195	58.8	208,761	60.9	150,027	52.5
Total net sales	$374,605	100.0%	$343,043	100.0%	$285,613	100.0%

	SIX MONTHS ENDED
	30 JUN 2023		30 JUN 2022
TASER segment:
TASER Devices (Professional)	$152,447	21.2%	$133,477	24.6%
Cartridges	95,225	13.3	87,670	16.2
Axon Evidence and Cloud Services	15,695	2.2	6,737	1.2
Extended Warranties	15,385	2.1	14,138	2.6
Other (1)	9,940	1.4	7,924	1.5
Total TASER segment	288,692	40.2	249,946	46.1
Software and Sensors segment:
Axon Body Cameras and Accessories	71,578	10.0	72,455	13.3
Axon Fleet Systems	68,932	9.6	29,701	5.5
Axon Evidence and Cloud Services	250,416	34.9	161,850	29.9
Extended Warranties	29,251	4.1	21,559	4.0
Other (2)	8,779	1.2	6,528	1.2
Total Software and Sensors segment	428,956	59.8	292,093	53.9
Total net sales	$717,648	100.0%	$542,039	100.0%

(1)	TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.
(2)	Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room and Axon Air.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2023	31 MAR 2023	30 JUN 2022	30 JUN 2023	30 JUN 2022
EBITDA and Adjusted EBITDA:
Net income	$12,420	$45,139	$50,962	$57,559	$105,833
Depreciation and amortization	7,480	6,689	6,210	14,169	11,965
Interest expense	1,737	1,724	3	3,461	11
Investment interest (income) loss	(11,400)	(11,390)	584	(22,790)	930
Provision for (benefit from) income taxes	(24,529)	(3,255)	17,475	(27,784)	35,097
EBITDA	$(14,292)	$38,907	$75,234	$24,615	$153,836

Adjustments:
Stock-based compensation expense	$31,891	$34,350	$21,162	$66,241	$46,250
Unrealized loss (gains) on strategic investments and marketable securities, net	61,912	(15,570)	(47,985)	46,342	(103,836)
Transaction costs related to strategic investments and acquisitions	455	843	964	1,298	1,835
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	24	156	91	180	237
Costs related to FTC litigation	1	—	291	1	295
Payroll taxes related to XSPP vesting and CEO Award option exercises	2,368	6,392	—	8,760	—
Adjusted EBITDA	$82,359	$65,078	$49,757	$147,437	$98,617
Net income as a percentage of net sales	3.3%	13.2%	17.8%	8.0%	19.5%
Adjusted EBITDA as a percentage of net sales	22.0%	19.0%	17.4%	20.5%	18.2%

Stock-based compensation expense:
Cost of product and service sales	$1,678	$1,320	$1,066	$2,998	$2,174
Sales, general and administrative	14,901	15,445	8,610	30,346	21,592
Research and development	15,312	17,585	11,486	32,897	22,484
Total	$31,891	$34,350	$21,162	$66,241	$46,250

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2023	31 MAR 2023	30 JUN 2022	30 JUN 2023	30 JUN 2022
Non-GAAP net income:
GAAP net income	$12,420	$45,139	$50,962	$57,559	$105,833
Non-GAAP adjustments:
Stock-based compensation expense	31,891	34,350	21,162	66,241	46,250
Unrealized loss (gain) on strategic investments and marketable securities, net	61,912	(15,570)	(47,985)	46,342	(103,836)
Transaction costs related to strategic investments and acquisitions	455	843	964	1,298	1,835
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	24	156	91	180	237
Costs related to FTC litigation	1	—	291	1	295
Payroll taxes related to XSPP vesting and CEO Award option exercises	2,368	6,392	—	8,760	—
Income tax effects	(24,595)	(6,660)	6,344	(31,255)	13,749
Non-GAAP net income	$84,476	$64,650	$31,829	$149,126	$64,363

Diluted income per common share
GAAP	$0.16	$0.61	$0.71	$0.77	$1.46
Non-GAAP	$1.11	$0.88	$0.44	$1.99	$0.89

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	75,780	73,880	72,283	74,834	72,316

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 JUN 2023	31 DEC 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$474,203	$353,684
Marketable securities	64,800	39,240
Short-term investments	594,942	581,769
Accounts and notes receivable, net	372,060	358,190
Contract assets, net	255,306	196,902
Inventory	249,767	202,471
Prepaid expenses and other current assets	101,572	73,022
Total current assets	2,112,650	1,805,278

Property and equipment, net	179,096	169,843
Deferred tax assets, net	198,581	156,866
Intangible assets, net	21,837	12,158
Goodwill	57,741	44,983
Long-term investments	15,481	156,207
Long-term notes receivable, net	5,278	5,210
Long-term contract assets, net	75,200	45,170
Strategic investments	233,637	296,563
Other long-term assets	177,903	159,616
Total assets	$3,077,404	$2,851,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	72,989	59,918
Accrued liabilities	118,162	155,934
Current portion of deferred revenue	412,212	360,037
Customer deposits	14,517	20,399
Other current liabilities	7,359	6,358
Total current liabilities	625,239	602,646

Deferred revenue, net of current portion	265,458	248,003
Liability for unrecognized tax benefits	17,812	10,745
Long-term deferred compensation	8,767	6,285
Deferred tax liability, net	2,782	1
Long-term lease liabilities	33,987	37,143
Convertible notes, net	675,518	673,967
Other long-term liabilities	2,843	4,613
Total liabilities	1,632,406	1,583,403

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,293,089	1,174,594
Treasury stock	(155,947)	(155,947)
Retained earnings	314,581	257,022
Accumulated other comprehensive loss	(6,726)	(7,179)
Total stockholders’ equity	1,444,998	1,268,491
Total liabilities and stockholders’ equity	$3,077,404	$2,851,894

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2023	31 MAR 2023	30 JUN 2022	30 JUN 2023	30 JUN 2022
Cash flows from operating activities:
Net income	$12,420	$45,139	$50,962	$57,559	$105,833
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,480	6,689	6,210	14,169	11,965
Amortization of debt issuance cost	775	756	—	1,531	—
Coupon interest expense	862	863	—	1,725	—
Purchase accounting adjustments to goodwill	—	—	58	—	58
Loss on disposal and abandonment of intangible assets	8	10	8	18	48
Loss on disposal and impairment of property, equipment and other assets, net	16	146	83	162	189
Unrealized gains on strategic investments and marketable securities, net	61,912	(15,570)	(47,985)	46,342	(103,836)
Gain on insurance recovery	(789)	—	—	(789)	—
Stock-based compensation	31,891	34,350	21,162	66,241	46,250
Deferred income taxes	(27,945)	(9,660)	8,021	(37,605)	26,050
Unrecognized tax benefits	2,012	855	2,530	2,867	3,895
Bond amortization	(4,146)	(3,890)	142	(8,036)	301
Noncash lease expense	1,583	1,395	1,723	2,978	3,279
Provision for expected credit losses	313	28	(45)	341	183
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(51,774)	(50,431)	(87,742)	(102,205)	(80,247)
Inventory	(27,774)	(15,811)	(32,849)	(43,585)	(47,109)
Prepaid expenses and other assets	15,058	(64,348)	4,386	(49,290)	(2,688)
Accounts payable, accrued and other liabilities	1,067	(37,043)	34,149	(35,976)	24,569
Deferred revenue	19,687	50,199	58,563	69,886	74,600
Net cash provided by (used in) operating activities	42,656	(56,323)	19,376	(13,667)	63,340
Cash flows from investing activities:
Purchases of investments	(100,925)	(145,124)	(108,240)	(246,049)	(108,240)
Proceeds from call / maturity of investments	299,994	81,088	2,273	381,082	9,473
Exercise of warrants from strategic investments	—	—	(6,555)	—	(6,555)
Purchases of property and equipment	(13,137)	(8,513)	(12,749)	(21,650)	(29,847)
Purchases of intangible assets	(62)	(125)	(67)	(187)	(104)
Proceeds from disposal of property and equipment	3	—	4	3	91
Strategic investments	(10,917)	—	(61,000)	(10,917)	(61,500)
Business acquisition, net of cash acquired	(21,026)	—	(2,104)	(21,026)	(2,104)
Net cash provided by (used in) investing activities	153,930	(72,674)	(188,438)	81,256	(198,786)
Cash flows from financing activities:
Net proceeds from equity offering	61,156	33,650	(3)	94,806	(74)
Proceeds from options exercised	15,322	39,181	—	54,503	—
Income and payroll tax payments for net-settled stock awards	(62,214)	(34,841)	(931)	(97,055)	(2,319)
Net cash provided by (used in) financing activities	14,264	37,990	(934)	52,254	(2,393)
Effect of exchange rate changes on cash and cash equivalents	27	779	(3,753)	806	(3,910)
Net increase (decrease) in cash and cash equivalents and restricted cash	210,877	(90,228)	(173,749)	120,649	(141,749)
Cash and cash equivalents and restricted cash, beginning of period	265,324	355,552	388,438	355,552	356,438
Cash and cash equivalents and restricted cash, end of period	$476,201	$265,324	$214,689	$476,201	$214,689

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2023	31 MAR 2023	30 JUN 2022	30 JUN 2023	30 JUN 2022
Net cash provided by (used in) operating activities	$42,656	$(56,323)	$19,376	$(13,667)	$63,340
Purchases of property and equipment	(13,137)	(8,513)	(12,749)	(21,650)	(29,847)
Purchases of intangible assets	(62)	(125)	(67)	(187)	(104)
Free cash flow, a non-GAAP measure	$29,457	$(64,961)	$6,560	$(35,504)	$33,389
Bond premium amortization	4,146	3,890	(142)	8,036	(301)
Net campus investment	290	1,012	3,543	1,302	8,760
Adjusted free cash flow, a non-GAAP measure	$33,893	$(60,059)	$9,961	$(26,166)	$41,848

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 JUN 2023	31 DEC 2022
	(Unaudited)
Cash and cash equivalents	$474,203	$353,684
Short-term investments	594,942	581,769
Long-term investments	15,481	156,207
Cash and cash equivalents and investments, net	1,084,626	1,091,660
Convertible notes, principal amount	(690,000)	(690,000)
Total cash and cash equivalents and investments, net of convertible notes	$394,626	$401,660